SCHEDULE 14A INFORMATION

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐ Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

CATELLUS DEVELOPMENT CORPORATION

(Name of Registrant as Specified In Its Certificate)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Catellus Stockholder:

I am pleased to invite you to attend the 2005 annual meeting of stockholders of Catellus Development Corporation, a Delaware corporation, which will be held at the Ritz-Carlton Hotel, 600 Stockton Street, San Francisco, California, on May 3, 2005, at 9:00 a.m., local time.

At the annual meeting, we will have the opportunity to report on the results of Catellus’ first year of operations as a real estate investment trust, or REIT.

Additionally, you will be asked to: (1) elect nine directors; (2) ratify the appointment of PricewaterhouseCoopers LLP as Catellus’ independent auditors for 2005; (3) approve Catellus’ amended Policy Regarding Stockholder Rights Plans; and (4) consider such other matters as may properly come before the meeting.

Both Proposal 2 and Proposal 3 result from your board of directors’ continued adherence to high standards of corporate governance. With respect to Proposal 3, you should note that in last year’s proxy statement we informed stockholders of the board’s approval of a policy prohibiting the board’s adoption of a stockholder rights plan (also known as a poison pill), or a material amendment to the policy itself, without submitting the plan or policy amendment to a “non-binding” stockholder vote either before or after the board’s action. The board later amended the policy to make “binding” any stockholder vote that may be necessary under the policy. We are, therefore, required by the technical terms of the original policy to submit the amended policy to you for approval even though the amended policy enhances stockholders’ rights.

After careful consideration, your board recommends that all stockholders vote “FOR” Proposals 1, 2 and 3.

Your vote is important. Whether or not you plan to attend the annual meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope, or vote your proxy by Internet or telephone in accordance with the instructions on the proxy card. You may revoke your proxy in the manner discussed in the accompanying proxy statement at any time before it has been voted at the annual meeting.

This proxy statement provides you with detailed information that is important for you to know for the annual meeting. You can get more information about Catellus on our website at www.catellus.com and from publicly available documents we have filed with the Securities and Exchange Commission. We encourage you to read carefully this entire proxy statement.

Sincerely,

Nelson C. Rising

Chairman of the Board and

Chief Executive Officer

March 31, 2005

CATELLUS DEVELOPMENT CORPORATION

201 Mission Street, 2nd Floor

San Francisco, California 94105

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	9:00 a.m. Pacific Time on May 3, 2005

PLACE	Ritz-Carlton Hotel 600 Stockton Street San Francisco, California

ITEMS OF BUSINESS

(1)    To elect nine directors.

(2)    To ratify the appointment of PricewaterhouseCoopers LLP as Catellus’ independent auditors for 2005.

(3)    To approve Catellus’ amended Policy Regarding Stockholder Rights Plans.

(4)    To transact any other business that is properly brought before the annual meeting or at any adjournments or postponements of the annual meeting.

RECORD DATE	You may vote if you were a stockholder of record on March 15, 2005.

ANNUAL REPORT	Our 2004 Annual Report, which includes our 2004 Annual Report on Form 10-K, is enclosed. These reports are not a part of the proxy soliciting material.

PROXY VOTING

It is important that your shares be represented and voted at the meeting. Please promptly vote by Internet or telephone, or by completing the enclosed proxy card and returning it in the postage-paid envelope.

You may revoke your proxy at any time prior to its exercise at the meeting.

March 31, 2005	Vanessa L. Washington Senior Vice President, General Counsel and Secretary

i

TABLE OF CONTENTS—(Continued)

ii

PROXY STATEMENT

This proxy statement is dated March 31, 2005, and is being first mailed to stockholders on or about March 31, 2005.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	Who can vote at the annual meeting?

A:	Holders of Catellus common stock at the close of business on March 15, 2005 can vote at the annual meeting.

Q:	What am I being asked to vote on at the annual meeting?

A:	You will be asked to consider and vote upon proposals to (1) elect nine directors, (2) ratify the appointment of PricewaterhouseCoopers LLP as Catellus’ independent auditors for 2005, and (3) approve Catellus’ amended Policy Regarding Stockholder Rights Plans.

Q:	How does the board of directors recommend I vote on the proposals?

A:	Your board of directors unanimously recommends that you vote “FOR” Proposals 1, 2 and 3.

Q:	Can I attend the annual meeting and vote my shares in person?

A:	Yes. All stockholders are invited to attend the annual meeting. Stockholders of record on March 15, 2005 can vote in person at the annual meeting. If your shares are held by a broker, bank or other nominee, then you are not the stockholder of record and you must bring to the annual meeting appropriate documentation from your broker, bank or other nominee confirming your beneficial ownership of the shares in order to vote at the annual meeting.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my nominee vote my shares for me?

A:	By following the instructions on your proxy card, you will be able to instruct your broker, bank or other nominee to vote your shares. Under the rules of the New York Stock Exchange, and as confirmed to us by the Exchange, your nominee is permitted to vote your shares on Proposals 1, 2 and 3 even if the nominee does not receive instructions from you. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on your proxy card to ensure that your shares are properly voted at the annual meeting.

Q:	What do I need to do now?

A:	You should carefully read and consider the information contained in this proxy statement.

You should then complete and sign your proxy card and return it in the enclosed postage-paid envelope as soon as possible so that your shares will be represented at the annual meeting, or vote your proxy by Internet or telephone in accordance with the instructions on your proxy card.

Q:	Can I change my vote after I have mailed my signed proxy card or voted by Internet or telephone?

A:	Yes. You may revoke your proxy at any time before your proxy is voted at the annual meeting. You can do this by (i) giving written notice to our Corporate Secretary at 201 Mission Street, 2nd Floor, San Francisco, California 94105, (ii) filing another proxy with a later date, (iii) placing a later vote by Internet or telephone (which may not be placed later than 11:59 p.m., Eastern Time, on May 2, 2005), or (iv) attending the meeting and voting in person (although attendance at the meeting will not by itself revoke a proxy). If you have instructed a broker, bank or other nominee to vote your shares, you must follow the directions you receive from your nominee to change your vote.

Q:	Whom should I call with questions?

A:	If you would like additional copies of this proxy statement, or a new proxy card, or if you have questions or need assistance with the completion of your proxy card, please contact:

Investor Relations

201 Mission Street, 2nd Floor

San Francisco, CA 94105-1851

Call Toll-Free: (888) 285-5044

VOTING AND PROXIES

This proxy statement is being furnished to you in connection with the solicitation of proxies by the board of directors of Catellus Development Corporation (which we refer to as “Catellus” or the “Company”) for use at the annual meeting for the purposes described in this proxy statement and in the accompanying notice of annual meeting of stockholders of Catellus.

You are invited to attend our annual meeting of stockholders on May 3, 2005, beginning at 9:00 a.m. local time. This meeting will be held at the Ritz-Carlton Hotel, 600 Stockton Street, San Francisco, California.

Record Date and Share Information

Our board of directors has fixed the close of business on March 15, 2005 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the annual meeting. As of the record date, there were 104,087,077 shares of Catellus common stock outstanding and entitled to vote and 15,763 holders of record. Each share of Catellus common stock has one vote on any matter properly brought before the annual meeting or at any adjournments or postponements of the annual meeting.

Quorum; Vote Required for Proposals

We must have a quorum at the annual meeting to transact any business. This means that a majority of our outstanding shares of common stock must be represented in person or by proxy at the annual meeting. Proxies marked with any abstentions, as well as any broker non-votes (as described below), would be counted for purposes of determining the presence of a quorum at the annual meeting.

Proposal 1: The election of the nine director nominees requires an affirmative vote of a plurality of the shares of Catellus common stock represented in person or by proxy at the annual meeting and entitled to vote. Accordingly, the nine nominees who receive the greatest number of “FOR” votes will be elected as directors of Catellus.

Proposals 2 and 3: The approval of each of Proposals 2 and 3 requires an affirmative vote of a majority of the shares cast in person or by proxy at the meeting.

Any abstention on any proposal would have the effect of a vote cast against such proposal. If any broker non-votes were to occur, they would not be treated as votes cast and, therefore, would not have any effect on the approval of any proposal.

Broker non-votes occur when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular matter because the nominee does not have discretionary authority to vote on such matter and has not received voting instructions from the beneficial owner. Under the rules of the New York Stock Exchange, and as confirmed to us by the Exchange, nominees will have discretionary authority to vote on Proposals 1, 2 and 3. Consequently, broker non-votes will not occur with respect to any proposal being voted on at the annual meeting.

Shares Owned by Catellus’ Directors and Officers

On March 15, 2005, the record date, the directors and executive officers of Catellus and their affiliates owned and were entitled to vote 732,235 shares of Catellus common stock, or 0.70% of the shares outstanding on that date entitled to vote at the annual meeting. We currently expect that each director and executive officer of Catellus will vote the shares of Catellus common stock beneficially owned by such director or executive officer “FOR” Proposals 1, 2 and 3.

Voting Procedures

If you sign and return the proxy card at or before the annual meeting, your shares will be voted as you specify on the proxy card. You may also vote electronically via the Internet (www.proxyvote.com) or by telephone by following the instructions set forth on the proxy card. You may vote “FOR” each director nominee or “WITHHOLD” your vote from any one or more nominees. You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting on each of Proposals 2 and 3. If you sign and return the proxy card but do not specify voting instructions, your shares will be voted “FOR” Proposals 1, 2 and 3.

We will appoint an independent inspector of elections to count the votes cast in person or by proxy at the meeting.

You may request to receive and view future proxy mailings and other stockholder communications online. For more information, please see the insert included with your proxy materials.

We are not aware of any matter that will be brought before the annual meeting other than those described in this proxy statement. If any other matter is properly brought before the meeting, the persons named as your proxies will be authorized by the proxy card to vote the shares represented by that proxy card in accordance with their best judgment.

Solicitation of Proxies and Expenses

We will bear the cost of this proxy solicitation. Brokers, banks and other nominees should forward soliciting materials to the beneficial owners of the stock that the nominees hold of record. We will reimburse nominees for their reasonable forwarding expenses. Our directors, officers and regular employees may also solicit proxies in person or by telephone or other means. These individuals will not receive additional compensation for these efforts, but may be paid for reasonable out-of-pocket expenses in connection with the solicitation.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors has nine members. Eight members are standing for reelection, and one additional nominee, Peter Barker, is standing for election for the first time. Thomas M. Steinberg decided not to stand for reelection due to increasing commitments in other areas.

Each director is elected to serve annually until our next annual stockholders meeting and until his or her successor is elected and qualified. Each nominee has consented to serve if elected. However, if any nominee should become unable to serve before the annual meeting, proxies voted for such nominees will be voted for the election of the replacement chosen by the board of directors. The principal occupation and other information about the nominees are set forth below.

Nominees to the Board of Directors

Name of Nominee	Business Experience
Peter Barker Age 56	Mr. Barker held a number of positions in the areas of investment banking and global financing during his career with Goldman, Sachs & Co. from 1971 to 2002. From 1982 to 1998, Mr. Barker was the Partner heading up Goldman Sachs’ investment banking activities on the West Coast and was in charge of Goldman Sachs’ Los Angeles office. From 1998 until his retirement in May 2002, Mr. Barker was an Advisory Director of Goldman Sachs. Mr. Barker is currently a director of Avery Dennison Corporation, a global manufacturer and distributor of consumer and office products; Ameron International, a multinational manufacturer of products for the chemical, industrial, energy, transportation and infrastructure markets; and Stone Energy Corporation, a Gulf Coast Basin–focused independent oil and gas company.

Stephen F. Bollenbach Director since 1999 Age 62	Mr. Bollenbach has served as Co-Chair and Chief Executive Officer of Hilton Hotels Corporation since May 2004. From 1996 to May 2004, Mr. Bollenbach served as President and Chief Executive Officer of Hilton Hotels Corporation. Mr. Bollenbach is currently Chairman of Caesars Entertainment, Inc., a gaming spin-off from Hilton, and a director of Hilton Hotels Corporation, Hilton Group plc and Time Warner, Inc. Mr. Bollenbach has advised the Company that prior to the annual meeting in 2006, he will reduce his outside board memberships to two, plus his membership on the board of Hilton Group plc, which is part of his ex officio responsibilities for Hilton Hotels Corporation.

Daryl J. Carter Director since 1995 Age 49	Mr. Carter has served as Chief Executive Officer of CharterMac Mortgage Capital, a subsidiary of CharterMac, a full service real estate finance company, since February 1, 2005. Mr. Carter also serves as Vice Chairman of Capri Capital Advisors, a real estate investment firm. From 1992 through January 2005, Mr. Carter served as Co-Chairman of Capri Capital, L.P., a real estate investment company. Mr. Carter is currently a director of Paragon Real Estate Equity and Investment Trust.

Richard D. Farman Director since 1997 Age 69	Mr. Farman has served as Chairman Emeritus of Sempra Energy, an energy services holding company, since September 2000. From 1998 to 2000, he served as Chairman and CEO of Sempra Energy. Mr. Farman is currently a

Name of Nominee	Business Experience
director of UnionBanCal and KCET, a nonprofit public service television station, and a trustee of Children’s Hospital, Los Angeles, a nonprofit organization. Mr. Farman has served as Lead Independent Director of our board of directors since May 2000.

Christine Garvey Director since 1995 Age 59	Ms. Garvey has served as a consultant to Deutsche Bank AG since May 2004. From May 2001 to May 2004, Ms. Garvey served as Global Head of Corporate Real Estate Services at Deutsche Bank AG London. From December 1999 until April 2001, Ms. Garvey served as Vice President, Worldwide Real Estate and Workplace Resources at Cisco Systems, Inc.

William M. Kahane Director since 1997 Age 56	Mr. Kahane serves as Managing Director of GF Capital Management & Advisors LLC, a New York–based merchant banking firm, which offers comprehensive wealth management services through its subsidiary TAG Associates LLC, a multi-client family office and portfolio management service company. From April 2000 until April 2003, he served as Chief Executive Officer and as a director of Peracon, Inc., an Internet platform that facilitates the purchase and sale of commercial real estate. Mr. Kahane is also a trustee of American Financial Realty Trust, a self-managed, self-administered real estate investment trust focused on acquiring and operating properties leased to regulated financial institutions. Mr. Kahane served as Non-Executive Chairman of our board of directors from May 1998 until May 2000.

Leslie D. Michelson Director since 1995 Age 54	Mr. Michelson has served as Vice Chairman and Chief Executive Officer of the Prostate Cancer Foundation, the world’s largest private source of prostate cancer research funding, since December 2002. From May 2002 until December 2002, he served as its President and Chief Executive Officer. From August 2001 to May 2002, Mr. Michelson served as an investor, advisor and/or director for a portfolio of entrepreneurial health care, technology and real estate companies. From March 2000 to August 2001, Mr. Michelson served as Chief Executive Officer and as a director of Acurian, Inc., an Internet company that accelerates clinical trials for new prescription drugs. Mr. Michelson is currently a director of Nastech Pharmaceutical Company, Inc.

Deanna W. Oppenheimer Director since 2001 Age 46	Ms. Oppenheimer currently serves as President of CameoWorks, which provides financial capital and management services to consumer-focused businesses. From 1985 to March 2005, Ms. Oppenheimer held several leadership positions at Washington Mutual, Inc., a financial services company. Ms. Oppenheimer ultimately held the position of President of Washington Mutual’s Consumer Group and reported directly to the Chairman/CEO. Ms. Oppenheimer is also Chair of the Board of Trustees of the University of Puget Sound and a member of the Board of the Seattle Foundation.

Nelson C. Rising Director since 1994 Age 63	Mr. Rising has served as our Chairman of the Board and Chief Executive Officer since May 2000. From 1994 to May 2000, Mr. Rising served as our President and Chief Executive Officer and as a director. Mr. Rising is Chairman of the Board of the Bay Area Council and a member of the Executive Committee of the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT).

Your board of directors unanimously recommends a vote “FOR” the election as a director of each of the nominees listed above.

Consideration of Director Nominees

The Nominating Committee identifies individuals qualified to become board members and recommends nominees for election to the board. The Nominating Committee and the nomination process are governed by the Nominating Committee Charter and our Corporate Governance Guidelines, both of which are located on our website at www.catellus.com. The Nominating Committee consists of only independent directors. We provide more information about the Nominating Committee below under “Board Committees—The Nominating Committee.”

Director Qualifications

The board annually reviews the current composition of the board to determine the appropriate skills and characteristics needed to further enhance the composition of the board. Our Corporate Governance Guidelines describe our board membership criteria, which are used by the Nominating Committee to evaluate director candidates. The criteria include experience and education in areas relevant to the Company’s operations, such as business, accounting, and finance. The criteria also include diversity of viewpoints and demographics, and the ability to commit adequate time to board service. In the case of nominees for reelection, the Committee considers other factors such as special expertise or experience that may be difficult to replace, age and tenure, and the director’s past performance. The Committee also evaluates any change in employment that could affect the skills or expertise for which the director was selected. Moreover, all candidates are expected to have integrity, character, and independence of thought and judgment.

Identifying and Evaluating Nominees for Directors

To identify potential nominees for the board, the Nominating Committee first evaluates the current members of the board who are willing to stand for reelection. If the Nominating Committee determines that additional candidates are necessary, the Committee may consider candidates from professional search firms, stockholders, board members or other sources. Information concerning candidates is distributed to the Nominating Committee in advance of committee meetings, and the candidates are evaluated at the meetings using the criteria described above in “Director Qualifications.” In connection with the evaluation, the Committee determines whether to interview the candidate, which may be conducted by one or more members of the Committee. After completing the evaluation and interview process, the Committee makes a recommendation of nominees to the full board.

As to Mr. Barker’s nomination, the Chief Executive Officer initially recommended Mr. Barker to the Nominating Committee, in response to the Lead Independent Director’s inquiry to all directors regarding potential candidates to replace Mr. Steinberg. Several non-management directors were familiar with Mr. Barker and his qualifications and supported Mr. Rising’s recommendation. The non-management directors also proffered the names of other potential candidates. The Lead Independent Director subsequently engaged a professional search firm to assist the Nominating Committee in evaluating and determining the interest of the candidates. During this process, the Lead Independent Director and the other Nominating Committee members also considered candidates proposed by the professional search firm. The Lead Independent Director and another member of the Nominating Committee separately interviewed Mr. Barker. After this process, the Nominating Committee unanimously recommended Mr. Barker’s nomination to our full board.

The Nominating Committee considers candidates recommended by our stockholders using the same criteria applicable to other nominations, provided that the recommendations are made in accordance with the procedures required under our Bylaws. These procedures are discussed below under “Submission of Stockholder Proposals for 2006 Annual Meeting.”

Arrangements Regarding Nominees

Under the terms of Nelson C. Rising’s employment agreement, as amended, the board of directors is required to use its best efforts to cause Mr. Rising to continue to be elected as a member of the board of directors through January 1, 2008. See “Employment Agreements—Employment Agreement with Mr. Rising” below.

Board of Directors Meetings

The board of directors held ten meetings in 2004. Each director attended at least 75% of the total number of meetings in 2004 of the board and of the committees of which that director was a member.

Directors are strongly encouraged, but not required, to attend annual meetings. Generally, board and board committee meetings are scheduled in conjunction with annual meetings, which facilitates directors’ attendance at annual meetings. Seven directors attended the 2004 annual meeting.

Richard D. Farman, as the board’s Lead Independent Director, presides at each executive session of the board’s non-management directors. The board generally holds an executive session as a part of each board meeting. The Lead Independent Director’s role also includes advising the Chairman of the Board and Corporate Secretary on the agenda and materials for board meetings.

Director Independence

Pursuant to the New York Stock Exchange listing standards, the board has adopted categorical standards with respect to director independence. Under the categorical standards, a director must not have a material relationship with Catellus that would impair the director’s independence. The following relationships are not considered to be material:

♦	If a Catellus director is an employee of another company that does business with Catellus and the sales to, or purchases from, Catellus are less than the greater of $1 million or 2% of such other company’s consolidated gross revenues;

♦	If a Catellus director is an employee of another company which is indebted to Catellus, or to which Catellus is indebted, and the total amount of either company’s indebtedness to the other is less than the greater of $1 million or 2% of such company’s total consolidated assets;

♦	If a Catellus director serves as an officer, director or trustee of a charitable organization, and Catellus’ discretionary charitable contributions to the organization are less than the greater of $200,000 or 2% of that organization’s total annual charitable receipts; or

♦	Any relationship or transaction that does not require disclosure in the proxy statement for Catellus’ next annual meeting of stockholders under applicable securities laws or regulations.

The board of directors has determined that every current non-management director and Peter Barker, who is a nominee for election to the board for the first time, are independent under these categorical standards. The full text of our categorical standards is attached as Appendix A.

Board Committees

The board of directors has five standing committees: an Audit Committee, a Compensation and Benefits Committee, a Nominating Committee, a Corporate Governance Committee, and a Finance Committee. Other than the Finance Committee, all committees consist of only directors who are independent under the New York Stock Exchange listing standards. The following table provides current membership and meeting information for 2004:

Name of Director	Audit	Compensation and Benefits	Nominating	Corporate Governance	Finance
Stephen F. Bollenbach		Member			Chair
Daryl J. Carter				Member	Member
Richard D. Farman Lead Independent Director	Ex Officio	Member	Chair	Chair	Ex Officio
Christine Garvey	Member		Member	Member
William M. Kahane	Member	Chair
Leslie D. Michelson	Chair	Member
Deanna W. Oppenheimer				Member	Member
Nelson C. Rising, Chairman					Member
Thomas M. Steinberg	Member		Member	Member
Number of Meetings in 2004	11	7	3	5	5

The Audit Committee. The Committee:

♦	Is directly responsible for the appointment, compensation and oversight of our independent auditors that we engage to audit our financial statements.

♦	Pre-approves all non-audit services provided by our independent auditors, but only to the extent such services are not prohibited under applicable law and do not impair the independence of our independent auditors.

♦	Reviews the results of each audit by our independent auditors and discusses with them any factors, including the provision of any non-audit services, that may affect their independence.

♦	Reviews our interim and year-end financial statements with management and our independent auditors.

♦	Reviews our general policies and procedures regarding audits, accounting and financial controls, the scope and results of the auditing engagement, and the extent to which we have implemented changes suggested by our independent auditors.

♦	Reviews Catellus’ guidelines and policies with respect to risk assessment and management.

♦	Reviews, with management and the independent auditors, the adequacy of Catellus’ general policies and procedures regarding internal accounting and auditing reporting controls.

♦	Reviews the effectiveness of Catellus’ system for monitoring compliance with laws and regulations.

♦	Reviews the responsibilities, budget and staffing of Catellus’ internal audit function.

♦	Reviews procedures for the receipt, retention and treatment of complaints received by Catellus regarding accounting, internal accounting controls or auditing matters.

♦	Establishes and reviews policies for hiring employees and former employees of independent auditors.

The full text of the Audit Committee Charter is available on our website at www.catellus.com.

The Compensation and Benefits Committee. The Committee:

♦	Reviews the performance of the Chief Executive Officer and sets the compensation of the Chief Executive Officer and, based on the recommendations of the Chief Executive Officer, of members of senior management reporting directly to the Chief Executive Officer.

♦	Reviews and, based on the Chief Executive Officer’s proposals, recommends to the full board the establishment of incentive and equity-based plans for all employees and monitors the effectiveness of such plans.

♦	Approves awards to the Chief Executive Officer and certain members of senior management under Catellus’ performance award plans and other incentive plans.

♦	Reviews and recommends compensation for non-management directors.

The full text of the Compensation and Benefits Committee Charter is available on our website at www.catellus.com.

The Nominating Committee. The Committee:

♦	Identifies individuals qualified to become board members and evaluates director candidates recommended by stockholders.

♦	Recommends nominees for election to the board.

♦	Evaluates the impact of changes in circumstances of directors, and the impact of directors’ simultaneous service on multiple boards, on their ability to serve effectively on our board.

The full text of the Nominating Committee Charter is available on our website at www.catellus.com.

The Corporate Governance Committee. The Committee:

♦	Reviews and recommends changes to documents and practices relating to the governance of Catellus, the board and its committees.

♦	Sets guidelines for governance of Catellus and criteria for the performance, and the evaluation of the performance, of directors.

♦	Develops and recommends changes to the Code of Ethics and reviews requests, if any, by directors and executive officers for waivers to the Code.

♦	Reviews and recommends board membership criteria.

♦	Reviews and recommends to the full board committee and committee chair assignments.

♦	Reviews the performance of the Chairman, Lead Independent Director and board.

♦	Reviews outside activities of Catellus’ principal officers that would involve a material commitment of time, such as memberships on boards of other organizations.

♦	Oversees procedures by which stockholders communicate with the directors.

♦	Oversees the implementation of the Company’s compliance program.

The full text of the Corporate Governance Committee Charter is available on our website at www.catellus.com.

The Finance Committee. The Committee:

♦	Reviews and approves financing arrangements and other transactions within a specified size range.

♦	Recommends to the full board larger financing arrangements and other transactions.

♦	Reviews Catellus’ dividend plan and makes dividend recommendations to the full board.

The full text of the Finance Committee Charter is available on our website at www.catellus.com.

Director Compensation

Retainers and Meeting Fees. Each director who is not an employee of Catellus receives an annual retainer of $30,000. Our Lead Independent Director also receives an additional $100,000 retainer. Chairs of board committees receive annual chair fees which, for the 2004–2005 board term, increased from $3,000 to $5,000, except that the retainer for the chair of the Audit Committee increased from $3,000 to $7,500. The increases were based on recommendations from an independent global consulting firm and were attributable to increased responsibilities and time commitments for those positions. In addition, non-employee directors receive fees of (i) $1,250 for attendance at each meeting of the board of directors, (ii) $1,200 for attendance by members of the Audit Committee at each meeting of the Audit Committee, and (iii) $1,000 for attendance at each meeting of any other board committee of which a director is a member, or, in Mr. Farman’s case, an ex officio member. Directors are also reimbursed for their out-of-pocket expenses for each board or committee meeting attended.

Stock Options. Prior to May 4, 2004, following each annual meeting of stockholders, each non-employee director received an automatic grant of an option to purchase 5,000 shares of common stock. The exercise price of each option is the closing price of our common stock on the date of grant. Each option has a ten-year term, and options generally become exercisable in four equal installments on the first four anniversaries of the date of grant.

Director Restricted Stock Units and Director Stock Units. Under an amendment to Catellus’ 2003 Performance Award Plan (“2003 Plan”), commencing May 4, 2004, non-employee directors began receiving an annual automatic grant of Director Restricted Stock Units in place of the annual automatic grant of options. No further option awards will be made to non-employee directors under our 2003 Plan, unless the board determines otherwise. The annual automatic grants of Director Restricted Stock Units occur immediately following each annual meeting of stockholders. The number of Director Restricted Stock Units subject to each annual automatic grant is determined by dividing $50,000 by the closing price of our common stock on the date of grant. Director Restricted Stock Units vest in three equal annual installments on the first three anniversaries of the date of grant.

Any new director will receive an initial automatic grant of Director Restricted Stock Units, the number of which is determined by dividing $50,000 by the closing price of our common stock on the date of grant (the date the new director’s term begins). If that date is other than the date of an annual meeting of stockholders, the number of Director Restricted Stock Units will be appropriately prorated.

In addition, each non-employee director may irrevocably elect each year to defer any retainers or meeting fees for the following year and receive Director Stock Units instead of cash compensation. The number of Director Stock Units to be credited to a director is calculated by dividing the amount of the deferred compensation by 90% of the closing price of our common stock on the date of the credit. We credit Director Stock Units on January 1 of each year for any deferred retainers, and they vest on a per diem basis over the course of that year. We credit Director Stock Units on December 31 of each year for any deferred meeting fees earned during that calendar year, and such units vest immediately.

Non-employee directors are allowed to specify the timing of the distribution of their vested Director Restricted Stock Units and Director Stock Units and whether the distribution is to be made in a lump sum or a specified number of annual installments. We distribute common stock for vested Director Restricted Stock Units and Director Stock Units by issuing to the director an equivalent number of shares of our common stock. Neither Director Restricted Stock Units nor Director Stock Units have voting rights until distributed as common stock.

With respect to Catellus dividends with a record date prior to January 1, 2005, dividend equivalents were credited to the directors’ vested Director Stock Units and to their Director Restricted Stock Unit accounts in the form of additional units. The number of additional Director Stock Units was calculated by (i) multiplying the dividend equivalent amount per unit by the number of vested units and (ii) dividing the resulting amount by 90% of the closing price of our common stock on the dividend payment date. The number of additional Director Restricted Stock Units was calculated in a similar manner, except the actual, rather than a discounted, stock closing price was used. For dividends with a record date on or after January 1, 2005, directors may elect to receive cash for their dividend equivalents, or they may defer them, in which case the number of units to be credited as dividend equivalents to the directors’ accounts will be calculated in the manner just described.

If a director dies, becomes disabled, or a change of control occurs and the director’s service as a director terminates thereafter, any unvested Director Restricted Stock Units and Director Stock Units vest immediately and all units are distributed as common stock. In addition, if a director retires from the board, any unvested Director Restricted Stock Units vest immediately.

Award Plans. The director stock option grants and Director Stock Unit grants have been made pursuant to our amended and restated 1996 Performance Award Plan, our 2000 Performance Award Plan, and our 2003 Plan. Director Restricted Stock Units have been granted under our 2003 Plan. Going forward, automatic grants of Director Restricted Stock Units will be made, and Director Stock Units will be credited, pursuant to our 2003 Plan. The board, in its discretion, may also grant to non-employee directors awards of restricted stock or other awards of Director Restricted Stock Units under our 2003 Plan.

Communication with the Board

Catellus has a policy for stockholders and other interested parties to communicate directly with directors. The policy (titled Policy for Handling Reports Related to Accounting, Auditing and Other Matters) is available on our website at www.catellus.com.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the board of directors has appointed PricewaterhouseCoopers LLP as the Company’s independent auditors for 2005.

Representatives of PricewaterhouseCoopers LLP will be present at our annual meeting and will be available to respond to questions. They will also have the opportunity to make a statement if they desire to do so.

Your board of directors unanimously recommends a vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for 2005.

In the event stockholders do not ratify the appointment, the Audit Committee will reconsider the appointment.

Auditor Fees and Independence

The following tables present fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2004 and December 31, 2003, and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

	2004	2003
Audit Fees (1)
Audit Fees Excluding Section 404 Attestation	$567,600	$532,000
Section 404 Attestation	436,900	—
Total Audit Fees	1,004,500	532,000

Audit-Related Fees (2)	107,000	243,000

Tax Fees (3)
Tax Compliance Fees	48,075	33,100
Tax Consultation Fees	81,485	392,167

Total Tax Fees	129,560	425,267

All Other Fees (4)	1,400	1,400

Total Fees	$1,242,460	$1,201,667

(1)	Audit Fees consisted primarily of audits of our annual consolidated financial statements and audits of our subsidiaries, the reviews of our quarterly financial statements, and other services that are normally provided by the auditors in connection with statutory and regulatory filings or engagements. The difference between 2004 and 2003 audit fees is due largely to the fees billed for services related to providing the attestation report on management’s assessment of the effectiveness of the Company’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, which was required for the first time for the Company’s 2004 fiscal year.

(2)	Audit-Related Fees include amounts billed for (i) audits of employee benefit plans, and (ii) audits of joint ventures and other equity method investments.

(3)	Tax Fees include amounts billed for professional services rendered for (i) tax compliance, including the preparation of original and amended tax returns (“Tax Compliance Fees”), and (ii) tax consultation and planning on various tax issues, consultation related to the REIT conversion, and ongoing consultation and planning with respect to REIT compliance (collectively, “Tax Consultation Fees”).

(4)	The Company generally does not engage PricewaterhouseCoopers LLP for “other” services. These are annual license fees billed for accounting and reporting technical research software.

The Audit Committee of the board of directors has determined that the provision of the above non-audit services by PricewaterhouseCoopers LLP was compatible with maintaining the independent auditors’ independence.

Pre-Approval of Auditor Services by the Audit Committee. Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation for, and overseeing the work of the independent auditors. Accordingly, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditors. Our management then provides periodic reports to the Audit Committee on the status of the pre-approved services and fees paid to date. For 2004, the Audit Committee pre-approved all audit and non-audit fees paid to PricewaterhouseCoopers LLP described above in “Auditor Fees and Independence.” For 2003, the Audit Committee pre-approved all audit fees and 99.99% of non-audit fees. The only fee not pre-approved for 2003 was a $1,400 license fee for accounting and reporting technical research software owned by PricewaterhouseCoopers LLP. Based on SEC regulations, the pre-approval requirement for this fee was waived because the amount was de minimis, we did not recognize the license fee to be a non-audit service, and the fee was promptly brought to the attention of, and approved by, the Audit Committee before the audit for 2003 was completed.

Report of the Audit Committee

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the following report of the Audit Committee of our board of directors shall not be incorporated by reference into any such filing and shall not otherwise be deemed filed under either Act, except to the extent we specifically incorporate this information by reference.

The Audit Committee of the Catellus Development Corporation (“Company”) board of directors is composed of four independent directors and operates under a written charter adopted by the board. Each member of the Audit Committee is “independent” as defined in the New York Stock Exchange listing standards and the regulations adopted by the Securities and Exchange Commission (“SEC”) under the Sarbanes-Oxley Act of 2002. The current members of the Audit Committee are Leslie D. Michelson (Chair), Christine Garvey, William M. Kahane and Thomas M. Steinberg. The board has determined that Mr. Michelson qualifies as an audit committee financial expert as defined in SEC regulations adopted under the Sarbanes-Oxley Act.

Management is responsible for internal accounting and financial controls, the financial reporting process, the internal audit function and compliance with legal and ethics programs. The Company’s independent auditors, PricewaterhouseCoopers LLP, are responsible for performing an independent audit of consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report on that audit for inclusion in the Company’s Annual Report on Form 10-K. Beginning with the Form 10-K for the fiscal year ended December 31, 2004, PricewaterhouseCoopers LLP’s report includes an attestation report on management’s assessment of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes and report its findings to the board of directors. In addition, the Audit Committee is responsible for the appointment, evaluation and compensation of our independent auditors.

In this context, the Audit Committee has met and held discussions with management and PricewaterhouseCoopers LLP. The Audit Committee’s meetings include separate executive sessions (without the presence of management) with our internal and independent auditors. Management represented to the Audit Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380) and other relevant auditing standards.

PricewaterhouseCoopers LLP has also provided to the Audit Committee the written disclosures and letter regarding auditor independence required by the American Institute of Certified Public Accountants, and the Audit Committee has discussed with PricewaterhouseCoopers LLP its independence from the Company.

Based on the Audit Committee’s reviews and discussions with management and PricewaterhouseCoopers LLP, as noted above, and the Audit Committee’s review of management’s representations and PricewaterhouseCoopers LLP’s unqualified report to the board of directors, the Audit Committee recommended that the board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the SEC.

Audit Committee

Leslie D. Michelson, Chair

Christine Garvey

William M. Kahane

Thomas M. Steinberg

PROPOSAL 3

APPROVAL OF AMENDED POLICY

REGARDING STOCKHOLDER RIGHTS PLANS

On March 12, 2004, the board of directors approved a policy prohibiting the board’s adoption of a stockholder rights plan (also known as a poison pill), or a material amendment to the policy itself, without submitting the plan or the policy amendment to a “non-binding” stockholder vote either before or after the board’s action. Under the policy, if the board adopted a stockholder rights plan or materially amended the policy prior to a stockholder vote, the board would be required to submit the plan or the policy amendment to a stockholder vote at the earlier of the next special or annual meeting of stockholders. The policy was in effect at the time we mailed our proxy statement for the 2004 annual meeting and was disclosed in that proxy statement.

On April 21, 2004, the board amended the original policy to make “binding” any stockholder vote that may be necessary under the policy. We are, therefore, required by the technical terms of the original policy to submit the amended policy to you for approval at the 2005 annual meeting of stockholders, even though the amended policy enhances stockholders’ rights. The amended policy states as follows:

POLICY REGARDING STOCKHOLDER RIGHTS PLANS

1.	Policy

It is the policy of this Board of Directors not to adopt a stockholder rights plan, also known as a “poison pill”, without submitting the same to a binding stockholder vote either before or after the adoption. If the Board adopts a stockholder rights plan prior to a stockholder vote, then the Board will submit the stockholder rights plan to a stockholder vote as a separate proposal at the earlier of the next special or annual meeting of stockholders.

2.	Amendments to or Repeal of the Policy

If the Board takes any action to materially amend or repeal this policy, such action will be submitted to a binding stockholder vote as a separate proposal at the earlier of the next special or annual meeting of stockholders.

3.	Notice to Stockholders

The Company will notify stockholders of any material amendment or repeal of this policy by a news release, in accordance with the Company’s normal practice, within 48 hours of such action.

Your board of directors unanimously recommends a vote “FOR” the approval of the amended Policy Regarding Stockholder Rights Plans.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table provides information about stockholders that beneficially own more than 5% of our common stock, based (unless otherwise indicated) on documents filed under Sections 13(d) and 13(g) of the Securities Exchange Act of 1934.

Name and Address	Shares of Common Stock Beneficially Owned	Percent of Class(1)
AEW Capital Management, L.P. (2) World Trade Center East Two Seaport Lane Boston, MA 02110-2021	8,356,600	8.07%
California Public Employees’ Retirement System (CalPERS) (3) Lincoln Plaza, 400 P Street, Suite 3492 Sacramento, CA 95814-5345	7,001,648	6.76%
Third Avenue Management LLC (4) 622 Third Avenue, 32nd Floor New York, NY 10017-6715	6,984,482	6.74%
Stichting Pensioenfonds ABP (5) Oude Lindestraat 70, Postbus 2889, 6401 DL Heerlen The Kingdom of the Netherlands	6,898,221	6.66%
FMR Corp. (6) 82 Devonshire Street Boston, MA 02109	5,679,789	5.48%

(1)	Percentage ownership is calculated using Catellus’ total issued and outstanding common stock as of March 15, 2005.
(2)	Based on information in a Schedule 13G filed by AEW Capital Management, L.P., AEW Capital Management, Inc., AEW Management and Advisors, L.P. and AEW Investment Group, Inc. on February 14, 2005.
(3)	Based on information, as of December 31, 2004, provided by CalPERS on February 9, 2005.
(4)	Based on information in a Schedule 13G/A filed by Third Avenue Management LLC on February 25, 2005.
(5)	Based on information in a Schedule 13G/A filed by Stichting Pensioenfonds ABP on February 2, 2005.
(6)	Based on information in a Schedule 13G filed by FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson on February 14, 2005.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table shows how much of our common stock each director, director nominee, and named executive officer beneficially owned, and the amount owned by all directors and executive officers as a group, as of March 16, 2005. Each person has sole voting and investment power over the shares shown unless otherwise indicated.

Beneficial Owner	Shares of Common Stock Beneficially Owned(1)	Percent of Common Stock Owned
Peter Barker (2)	2,000	*
Stephen F. Bollenbach (3)	48,201	*
Daryl J. Carter (4)	55,046	*
Richard D. Farman (5)	60,741	*
Christine Garvey (6)	60,852	*
William M. Kahane (7)	60,863	*
Leslie D. Michelson (8)	29,015	*
Deanna W. Oppenheimer (9)	20,317	*
Nelson C. Rising (10)	1,419,575	1.4%
Thomas M. Steinberg (11)	29,875	*
Timothy J. Beaudin (12)	0	*
Ted Antenucci (13)	294,354	*
C. William Hosler (14)	239,644	*
Vanessa L. Washington (15)	105,390	*
All directors and executive officers as a group (15 persons)	2,476,229	2.3%

*	Less than one percent.
(1)	In addition to shares held directly, the number of shares shown as beneficially owned includes (i) shares subject to options that are exercisable within 60 days of March 16, 2005; (ii) restricted stock, and non-voting restricted stock units and Director Restricted Stock Units, that vest within 60 days of March 16, 2005, and all unvested restricted stock, restricted stock units, and Director Restricted Stock Units; (iii) shares underlying Transition Incentive Plan awards for which defined performance targets have been achieved but which are subject to time vesting requirements and have voting rights only after vesting occurs (see “Compensation of Executive Officers—Long-Term Incentive Plans—Awards in Last Fiscal Year—2004 Transition Incentive Plan” below); and (iv) non-voting Director Stock Units which have been credited as described under “Proposal 1—Election of Directors—Director Compensation.” All Director Stock Units have vested, unless otherwise noted below.
(2)	Mr. Barker is a nominee for election to the board for the first time.
(3)	Mr. Bollenbach. Includes 22,468 Director Stock Units, 1,150 of which were credited on January 1, 2005 and vest on a per diem basis over the course of the year; 2,314 Director Restricted Stock Units; and 23,419 shares subject to options.
(4)	Mr. Carter. Includes 26,859 Director Stock Units, 1,089 of which were credited on January 1, 2005 and vest on a per diem basis over the course of the year; 2,314 Director Restricted Stock Units; and 17,564 shares subject to options.
(5)	Mr. Farman. Includes 2,314 Director Restricted Stock Units and 33,665 shares subject to options.
(6)	Ms. Garvey. Includes 13,163 Director Stock Units, 272 of which were credited on January 1, 2005 and vest on a per diem basis over the course of the year; 2,314 Director Restricted Stock Units; and 27,810 shares subject to options.

(7)	Mr. Kahane. Includes 38,256 Director Stock Units; 2,314 Director Restricted Stock Units; and 17,564 shares subject to options.
(8)	Mr. Michelson. Includes 15,738 Director Stock Units, 885 of which were credited on January 1, 2005 and vest on a per diem basis over the course of the year; 2,314 Director Restricted Stock Units; and 2,928 shares subject to options.
(9)	Ms. Oppenheimer. Includes 4,660 Director Stock Units, 1,089 of which were credited on January 1, 2005 and vest on a per diem basis over the course of the year; 2,314 Director Restricted Stock Units; and 11,709 shares subject to options.
(10)	Mr. Rising. Includes 468,332 shares subject to vested options; 165,110 shares underlying restricted stock units that vest within 60 days of March 16, 2005; and 330,218 shares underlying all unvested restricted stock units. This figure does not include 22,677 shares held by the Rising Family Foundation, a nonprofit charitable foundation of which Mr. Rising and his wife are the sole directors, or 5,432 shares held by the trusts of which Mr. Rising’s adult son, Christopher Rising, is trustee. Mr. Rising disclaims beneficial ownership of the shares held by the Rising Family Foundation and the shares held in trust by his son.
(11)	Mr. Steinberg. Includes 8,224 Director Stock Units, 545 of which were credited on January 1, 2005 and vest on a per diem basis over the course of the year; 2,314 Director Restricted Stock Units; and 17,564 shares subject to options.
(12)	Mr. Beaudin. Mr. Beaudin’s employment with the Company terminated on February 15, 2005, in accordance with his Memorandum of Understanding.
(13)	Mr. Antenucci. Includes 37,717 shares underlying restricted stock units that vest within 60 days of March 16, 2005; 95,949 shares underlying all unvested restricted stock units; 84,447 shares of unvested restricted stock; and 76,241 shares, subject to time vesting requirements, underlying Transition Incentive Plan awards.
(14)	Mr. Hosler. Includes 43,873 shares underlying restricted stock units that vest within 60 days of March 16, 2005; 97,492 shares underlying all unvested restricted stock units; 56,318 shares of unvested restricted stock; and 32,102 shares, subject to time vesting requirements, underlying Transition Incentive Plan awards.
(15)	Ms. Washington. Includes 25,259 shares underlying restricted stock units that vest within 60 days of March 16, 2005; 41,975 shares underlying all unvested restricted stock units; 14,080 shares of unvested restricted stock; and 24,076 shares, subject to time vesting requirements, underlying Transition Incentive Plan awards.

REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the following report of the Compensation and Benefits Committee of our board of directors shall not be incorporated by reference into any such filing and shall not otherwise be deemed filed under either Act, except to the extent we specifically incorporate this information by reference.

This report is presented by the Compensation and Benefits Committee (“Compensation Committee”) of the board of directors of Catellus Development Corporation (“Company”). Each member of the Compensation Committee is “independent” under the New York Stock Exchange listing standards, a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934 and an “outside director” under Section 162(m) of the Internal Revenue Code. In this report, we will describe:

♦	The process for setting the compensation policy for the CEO and Senior Executives

♦	The compensation policy for the CEO and Senior Executives

♦	The compensation of the Chairman and Chief Executive Officer for 2004

♦	Certain tax matters

Process for Setting Compensation Policy for the CEO and Senior Executives

The Compensation Committee sets the Company’s compensation policies. The Compensation Committee meets at regularly scheduled times during the year and it also considers and takes action by written consent. In 2004, the Compensation Committee met seven times and committee membership was reduced from five to four members, due to the reduction in the board size from eleven to nine directors. At present, there are no material business relationships between the Company and the members of the Compensation Committee.

The Compensation Committee makes all material decisions regarding the compensation of the Chairman and Chief Executive Officer, Mr. Nelson C. Rising. In addition, based on the recommendations of Mr. Rising, the Compensation Committee also reviews and approves the compensation of the executive officers of the Company and certain key executives of the Company’s operating subsidiaries (“Senior Executives”). The Compensation Committee reviews all components of the CEO’s and Senior Executives’ compensation, including, but not limited to, salary, annual incentives, equity and long-term incentive compensation, current and potential equity holdings, benefits and perquisites, and severance and change-in-control arrangements.

The Compensation Committee has retained an independent global consulting firm to advise it on the development and implementation of compensation programs and to assess compensation practices of comparable companies. As part of the competitive assessment, the consulting firm considers a composite of companies that reflects the breadth of the Company’s activities within the real estate industry and examines the Company’s ability to attract and retain outstanding employees in light of their alternative opportunities. The list of companies considered in this analysis is re-evaluated and updated periodically. For 2004, consistent with the Company’s transition from a C-corporation to a REIT, the peer company composite encompasses only real estate investment trust (REIT) companies. In 2004, a composite of 21 companies, mostly drawn from the NAREIT 50 Index, was used to determine competitive compensation levels and programs. Companies are chosen based on the similarity of their business model to the Company’s, which includes such factors as size and mix of property holdings.

The Compensation Committee integrates the objectives of the Company’s business plan into the compensation policy and programs for the CEO and Senior Executives. The Compensation Committee believes that the Company’s compensation program has contributed materially to stockholder value because the compensation of the CEO and Senior Executives is substantially dependent upon the accomplishment of the Company’s goals to enhance stockholder value. The Compensation Committee continuously monitors the

Company’s executive compensation programs, and makes modifications when it believes that these modifications will improve the program and will further enhance stockholder value. Key inputs influencing decisions to change the compensation programs include refinements to the Company’s business strategy and the changing competitive conditions within the REIT industry. Changes are typically recommended by the consulting firm working with the Company’s management and the Compensation Committee, and ultimately decided upon by the Compensation Committee and the board.

The Compensation Committee made significant changes to the compensation program for the CEO and Senior Executives in 2004, due in large part to the transition of the Company from a C-corporation to a REIT. Key changes included the modification of the annual incentive plan, the creation of a transition incentive plan, the creation of a new long-term incentive plan, and a realignment of equity vehicles from stock options to full-value equity. Those changes are described in detail below.

With reference to its 2004 recommendations to the board, the board did not modify or reject any action or recommendations made by the Compensation Committee.

Compensation Policy for the CEO and Senior Executives

It is the policy of the Compensation Committee to establish specific compensation programs that:

♦	Provide a competitive total compensation opportunity, including salary, annual incentives, equity and long-term incentive compensation, and other programs, with actual total compensation driven by performance, in order to attract, retain, and focus highly talented executives.

♦	Emphasize achievement of important pre-determined financial, operational, and strategic objectives.

♦	Link compensation to performance by establishing meaningful performance objectives tied to the Company’s strategic direction, operating plan, and stock price performance.

The compensation program for the CEO and Senior Executives in 2004 consisted of base salary, annual incentives, transition incentives, and long-term incentives. The majority of the total compensation opportunity was in performance-based variable compensation. The Compensation Committee believes that having a substantial portion of compensation contingent upon performance aligns the interests of the CEO and Senior Executives with those of stockholders and enhances value to stockholders. In the view of the Compensation Committee, the program fully satisfied the overall policy and specific goals in 2004.

Base Salary

Base salaries for the Senior Executives are determined by evaluating the Senior Executive’s responsibilities, experience, and skills, and by reference to the base salaries for comparable positions at comparable businesses, specifically referencing the 21-company peer composite described above.

In 2004, based upon the CEO’s recommendations, and Committee approval, base salaries were increased over 2003 to recognize the evolving responsibilities, experience, and skills of the Company’s Senior Executives.

Base salaries of the Senior Executive group, on average, are targeted between the median and 75th percentile of base salaries of the peer company composite.

Annual Incentives

In 2004, the Compensation Committee established at the beginning of the year for each Senior Executive a set of goals that was required to be met to attain various levels of annual incentive. The annual incentive was targeted at 125% of base salary for the CEO and from 75% to 100% of base salary for other Senior Executives, with a maximum achievement level of 187.5% of base salary for the CEO and from 112.5% to 150% of base salary for other Senior Executives. 2004 maximum achievement opportunity levels reflect the Compensation Committee’s decision to decrease the maximum achievement opportunity levels from previous years in order to align more with the new peer company composite.

The actual award amount for each Senior Executive is determined by evaluating the performance of the Senior Executive in comparison to pre-established goals. The most heavily weighted goal for Senior Executives relates to the growth of the Company, as measured by the Company’s funds from operations per share for the core segment (“Core FFO”) as defined by the Company in its Annual Report on Form 10-K for 2004. The Company uses Core FFO to measure the percentage change in core segment FFO for 2004 as compared to 2003. 2004 Core FFO per share growth was targeted at 5%, which was in line with peer estimates. In addition to Core FFO per share growth, Senior Executives are measured on operational goals and individual goals, as approved annually by the Compensation Committee.

In 2004, actual annual incentive awards ranged from 112.5% to 187.5%, based on Core FFO growth of 9.6%, and superior operational and individual achievement.

The Compensation Committee approved these annual incentive payouts commensurate with the above stated performance.

Combining salary and actual performance-based annual incentives, the total cash compensation of some of the Company’s Senior Executives reached or exceeded the 75th percentile, compared to total cash compensation of the peer company composite.

Transition Incentives

For the three-year period of 2004–2006, a one-time Transition Incentive Plan was created in recognition of the need to motivate the successful business transition of the Company from a C-corporation to a REIT. The Transition Incentive Plan provides for awards of performance units (“TIP Units”), which are non-voting units that are equivalent to one outstanding share of Company stock for bookkeeping and payment purposes. The TIP Units will be paid out in an equal number of shares of Company stock, provided that the Company achieves certain key transition milestones. To encourage retention, the TIP Units are also subject to a one-year vesting requirement for Senior Executives, other than the CEO. The CEO award did not include time vesting because at the time of the award, Mr. Rising was expected to retire at the end of 2006 so retention was not a factor. As discussed below, Mr. Rising’s expected retirement date is January 1, 2008.

Pursuant to the Transition Incentive Plan, a total of 285,000 TIP Units were granted at the beginning of 2004 to the CEO and the Senior Executives. The size of the awards was determined for each executive as part of the competitive total compensation levels of the peer company composite, and with reference to the Compensation Committee’s decision to decrease the maximum annual incentive opportunity.

The TIP Units, plus additional units credited for stock dividends paid by Catellus during the transition period, vest based on the achievement of predetermined milestones deemed critical to the successful transition of the Company’s operations. These milestones are divided into four performance categories:

♦	completion of specified vertical construction projects,

♦	completion of defined infrastructure projects,

♦	satisfaction or resolution of specified contingent obligations, and

♦	monetization of specified non-core assets.

TIP Units not performance-vested by the end of 2006 will be forfeited. Additionally, all of the TIP Units for a specific category will be forfeited if at least 50% of the performance measures for the category are not achieved by the end of 2006.

Pursuant to the Transition Incentive Plan, the Compensation Committee conducts quarterly reviews to determine if at least 50% of a performance category has been achieved and if the award should be certified. After 50% of a performance category is achieved, the Compensation Committee conducts a review at the end of each year to determine if an additional percentage of the performance category has been achieved and is eligible for certification. In addition to the quarterly and annual certifications, the Compensation Committee may choose to certify the performance of TIP Units at any time that a performance category is 100% achieved.

In February 2005, the Compensation Committee performed its first certification of performance criteria achieved as of December 31, 2004 and determined that the executive team had made substantial progress toward achievement of the pre-established goals, as follows:

♦	78% completion of the vertical construction projects,

♦	93% completion of the infrastructure projects,

♦	over 100% satisfaction of the contingent obligations, and

♦	over 100% completion of the monetization of the non-core assets.

Consequently, the Compensation Committee certified that the first two categories had been at least 50% achieved and the last two categories had been 100% achieved, so that 75% of all TIP Units were performance-vested. An equivalent number of shares of Catellus stock were paid to the CEO, whose award immediately vested upon certification by the Compensation Committee, and to Mr. Beaudin, a Senior Executive whose employment with the Company terminated in early 2005, in accordance with his Memorandum of Understanding. To encourage retention, the full vesting and payout of the certified TIP Units earned by Mr. Antenucci, Mr. Hosler and Ms. Washington are deferred to the one-year anniversary of the date on which each performance target was achieved. See “Long-Term Incentive Plans—Awards in Last Fiscal Year—2004 Transition Incentive Plan” on page 29 for additional details on the award of TIP Units.

Long-Term Incentives

In 2004, the Senior Executives, other than Mr. Rising and Mr. Beaudin, began participation in the Company’s Long-Term Incentive Plan. The Senior Executives have been granted long-term performance units (“LTIP Units”) in 2004 and 2005 with the final value of the award determined by the total stockholder return on the Company’s common stock relative to the NAREIT 50 Index. Similar to the TIP Units, each LTIP Unit is equivalent to one share of Catellus stock for bookkeeping and payment purposes. The LTIP Unit accounts for each executive are also credited with additional units for dividends paid on Catellus stock during the performance period.

The size of each long-term incentive grant was determined in large part by the competitive values provided in long-term incentive awards to individuals at the composite of peer companies.

Specifically, the plan measures performance over a 3-year performance cycle, starting with the years 2004–2006, with a new cycle starting with each year of grants. Each year, eligible executives are granted a target number of LTIP Units. During the performance period, LTIP Unit values move with the Company’s stock price and dividends “purchase” additional LTIP Units. The number of LTIP Units that ultimately vest may vary from

0.0x to 1.5x the amount of the LTIP account balance based on the Company’s performance in terms of total stockholder return performance relative to the performance of the NAREIT 50 Index as follows:

Total Stockholder Return Relative to the NAREIT 50	Adjustment Factor
80th Percentile or above for the initial term of 2004–2006 and 75th Percentile or above for any subsequent term	1.5
50th Percentile	1.0
20th Percentile for the initial term of 2004–2006 and 25th Percentile for any subsequent term	0.5
Below 20th Percentile for the initial term of 2004–2006 and below the 25th Percentile for any subsequent term	0

Earned awards will be paid 50 percent in stock and 50 percent in cash and are fully vested following the performance period. The Compensation Committee believes that the long-term ongoing success of the Company at building stockholder value will be supported by this plan.

While substantial changes were made to the executive compensation program in 2004, the Compensation Committee continually evaluates the program’s effectiveness and may make additional changes to the compensation program, as needed, to reflect the Company’s evolving needs.

Severance and Change-in-Control

The Compensation Committee amended the CEO’s and Senior Executives’ severance and change-in-control arrangements at the time of the REIT conversion. Severance multiples for the CEO and Senior Executives range from 2.0x to 2.4x average salary and bonus for the three preceding years. Change-in-control multiples for the CEO and Senior Executives are 3.0x average salary and bonus for the three preceding years.

Retention Program

In 2005 the Compensation Committee approved a one-time award to encourage the retention and continued employment of three key Senior Executives through the end of 2007, when Mr. Rising’s employment agreement will terminate and, at which time, it is anticipated that the transition to his successor as CEO will be completed. The program consists of grants of restricted shares of the Company’s common stock to Mr. Antenucci (84,447 shares), Mr. Hosler (56,318 shares) and Ms. Washington (14,080 shares). The shares will vest over three years (20% on December 31, 2005, 20% on December 31, 2006 and 60% on December 31, 2007).

Compensation of the Chairman and Chief Executive Officer for 2004

Mr. Rising’s total compensation is determined by reference to the total compensation for CEOs at comparable businesses, specifically referencing the 21-company peer composite described above.

In accordance with his existing employment agreement, Mr. Rising received a base salary of $790,000 in 2004.

Subject to the annual incentive plan for Senior Executives adopted for 2004, Mr. Rising was eligible for a target bonus of 125% of his base salary and a maximum bonus of 187.5% of his base salary. For 2004, the Compensation Committee awarded Mr. Rising a cash bonus of $1,485,000, which represents 187.5% of his salary. The bonus award was made in recognition of his effective leadership of the Company, as demonstrated by:

♦	The outstanding results of the Company’s operations in 2004, with a 9.6% increase in Core FFO per share over 2003,

♦	Leadership and representation of the Company as Chairman and Chief Executive Officer,

♦	Positioning the Company for future growth through financial strategies, development activities, and strategic property acquisitions,

♦	Successfully executing the C-corporation to REIT transition through 2004.

With respect to the Transition Incentive Plan, in February 2005, Mr. Rising received 48,512 shares in payment of performance-vested TIP Units, based on the achievements of the performance categories described above in “Transition Incentives.”

Given Mr. Rising’s expected retirement in January 2008, he does not participate in the Long-Term Incentive Plan.

Mr. Rising will receive an annual salary of $830,000, effective January 1, 2005, per his employment agreement. Mr. Rising will also be eligible for the annual cash incentive plan and the Transition Incentive Plan in 2005.

In early 2005, upon the recommendation of the Compensation Committee, the board amended Mr. Rising’s employment agreement to extend the term approximately one year to January 1, 2008 to facilitate the ongoing CEO succession process. The extension provides the board adequate time to select a successor CEO and to allow for a suitable transition period. See “Employment Agreement with Mr. Rising” on page 31 for a description of Mr. Rising’s agreement as amended.

Certain Tax Matters

U.S. tax law limits the deductibility for federal income tax purposes of certain compensation paid to the Chief Executive Officer or any of the four other most highly compensated executive officers. The Company intends to structure the compensation program to maximize the deductibility of compensation to the extent feasible, consistent with the goals for its executive compensation programs. The Committee, however, may design programs that recognize a full range of performance criteria important to our success, even where compensation payable under such programs may not be deductible.

Compensation and Benefits Committee

William M. Kahane, Chairman

Stephen F. Bollenbach

Richard D. Farman

Leslie D. Michelson

COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

This table shows, for the last three years, compensation information for the Company’s Chief Executive Officer and the next four most highly compensated executive officers (based on salary and bonus) during 2004. We refer to each of these officers as a “named executive officer.”

	Annual Compensation				Long-Term Compensation				All Other Compensation ($)(4)
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)(2)	Restricted Stock Awards ($)(3)		LTIP Payouts ($)
Nelson C. Rising Chairman and Chief Executive Officer	2004 2003 2002	$790,080 752,472 716,625	$1,481,398 2,211,000 1,885,000	$39,227 3,901 —	$	— 9,923,949 —	$1,359,346 — —	(5)	$1,136,653 1,061,986 1,131,485

Ted R. Antenucci (6) President, Catellus Commercial Development Corporation	2004 2003 2002	475,008 411,409 —	712,500 987,000 —	75,068 27,996 —		1,763,184 1,766,037 —	— — —		10,617 10,016 —

Timothy J. Beaudin Executive Vice President	2004 2003 2002	463,512 463,510 450,000	861,917 1,207,667 1,094,667	65,804 24,037 16,403		1,533,209 748,916 —	— — —	(5)	10,617 10,016 9,515

C. William Hosler Senior Vice President and Chief Financial Officer	2004 2003 2002	350,014 309,310 281,190	525,000 710,000 663,000	6,667 1,018 —		1,149,925 2,244,949 —	— — —		10,617 10,016 9,515

Vanessa L. Washington Senior Vice President and General Counsel	2004 2003 2002	300,002 242,986 250,000	337,500 327,000 410,000	1,941 471 58		306,642 1,213,316 —	— — —		10,617 10,016 9,515

(1)	Bonus includes (a) performance-based annual awards earned in that year, whether or not paid in a subsequent year; (b) a special bonus of $166,667 paid to Mr. Beaudin in each of April 2004, April 2003 and April 2002, pursuant to his Memorandum of Understanding discussed in “Employment Agreements” below; and (c) a hiring bonus of $130,000 paid to Ms. Washington in April 2002.

(2)	Perquisites. Perquisites did not, in the aggregate, exceed the lesser of $50,000 or 10% of the total salary and bonus for any named executive officer.

Deferred Compensation Declared Rate Subaccount. The amounts listed represent earnings in 2004, 2003 and 2002 in excess of 120% of the applicable federal rate on amounts deferred by the named executive officer into a Declared Rate subaccount (as described below). Each of the named executive officers is eligible to participate in a non-qualified deferred compensation program (the “Deferred Compensation Program”). Under this program, an executive may elect to defer a portion of his or her base salary, and a portion or all of his or her bonus. Amounts deferred are credited to a bookkeeping account for the executive, together with the investment returns or losses (“Earnings”) that would have accrued to the account if it were invested in various investment options selected by the executive. An executive who retires at age 59½ or who has more than ten years of service will be vested in an additional 25% of positive Earnings. Amounts deferred under this program into the Declared Rate subaccount are credited with a rate (the “Declared Rate”) based on the 120-month rolling average of ten-year U.S. Treasury Notes as of August 31 of the preceding year (rate is enhanced after age 59½ or ten years of service). Amounts deferred into the other subaccounts in the Deferred Compensation Program are subject to fluctuations in value, depending on the performance of the simulated financial investments selected by the executive.

(3)	Restricted Stock/RSUs—Date of Grant Value. The amounts shown in this column represent the market value of the shares of the Company’s common stock subject to the restricted stock and restricted stock units (“RSUs”) awarded to the named executive officers, based on the closing price of the Company’s common stock on the date of grant.

2004 Awards

On January 7, 2004, Mr. Beaudin was granted 63,095 restricted shares of the Company’s common stock and Messrs. Antenucci and Hosler and Ms. Washington were granted RSUs covering 72,559 shares, 47,322 shares and 12,619 shares, respectively, of the Company’s common stock. The grant date value for each of these awards is based on the closing price of the Company’s common stock on the grant date ($24.30).

2003 Awards

On October 1, 2003, Mr. Beaudin was granted 30,382 restricted shares of the Company’s common stock and Messrs. Antenucci and Hosler and Ms. Washington were granted RSUs covering 24,957 shares, 19,531 shares and 15,191 shares, respectively, of the Company’s common stock. The grant date value for each of these awards is based on the closing price of the Company’s common stock on the grant date ($24.65).

On November 3, 2003, Messrs. Rising, Antenucci and Hosler and Ms. Washington received RSU awards in connection with the Stock Option Exchange Program covering 443,826 shares, 51,469 shares, 58,493 shares and 37,516 shares, respectively, of the Company’s common stock. The grant date value of these awards is based on the closing price of the Company’s common stock on the grant date ($22.36). More information regarding the Stock Option Exchange Program is presented in the Company’s proxy statement filed April 1, 2004, under the “Report of the Compensation and Benefits Committee—Compensation Policy for Senior Executives—2003 Transition Arrangements.”

On November 3, 2003, RSUs covering 20,376 shares of the Company’s common stock were granted to Mr. Hosler. The grant date value for this award was based on the closing price of the Company’s common stock on the grant date ($22.36).

Restricted Stock/RSUs—Year-End Holdings and Value. On December 31, 2004, the named executive officers held the total number of shares of restricted stock or RSUs indicated in the following chart. The year-end value of the total number of restricted shares or RSUs, as indicated below, is based on the closing price ($30.60) of the Company’s common stock on December 31, 2004.

Name	Total Year-End Restricted Holdings	Year-End Value
Nelson C. Rising	495,328	$15,157,037
Ted R. Antenucci	157,853	4,830,302
Timothy J. Beaudin	85,699	2,622,389
C. William Hosler	157,139	4,808,453
Vanessa L. Washington	71,441	2,186,095

Restricted Stock/RSUs—Vesting Schedule. Subject to acceleration of vesting in certain circumstances, all of the restricted stock and RSU awards referred to above that were granted on October 1, 2003 vest in three equal installments beginning on May 1, 2004, and all of the restricted stock and RSU awards that were granted on November 3, 2003 and January 7, 2004 vest in three equal annual installments from the grant date.

Restricted Stock/RSUs—Rights. Holders of restricted stock have voting and dividend rights with respect to their restricted shares. Holders of RSUs do not have voting or dividend rights, but do have the right to receive dividend equivalent payments with respect to their RSUs.

(4)	All Other Compensation. The amounts listed represent (a) contributions of $4,100 in 2004, $4,000 in 2003 and $4,000 in 2002, to Profit Sharing & Savings Plan and Trust accounts of the named executive officers, as applicable; (b) matching 401(k) contributions of $6,517 in 2004, $6,016 in 2003 and $5,515 in 2002 for the named executive officers, as applicable; (c) for Mr. Rising, a life insurance premium of $126,036 in 2004, $51,970 in 2003 and $51,970 in 2002, and in 2002 a one-time payment of $70,000 awarded by the Compensation and Benefits Committee, which was deferred until Mr. Rising’s retirement; and (d) for Mr. Rising, a $1,000,000 contribution for each of 2004, 2003 and 2002 to his account under the Deferred Compensation Plan, which represents the “Annual Credit” for each such year made to such account as a retirement benefit pursuant to the terms of the employment agreement with Mr. Rising described below under “Employment Agreements.”

(5)	LTIP Payouts. The payout of 48,153 shares of the Company’s common stock to Mr. Rising reflects the payment of units which was triggered upon the achievement of certain defined performance targets in 2004 under the Company’s 2004 Transition Incentive Plan (“TIP”). The number of shares paid includes shares with respect to additional units from dividend equivalents that accrued on units from the date of award. The amount shown represents the market value of the shares paid, based on the closing price of the Company’s common stock on February 15, 2005 ($28.23), the date the units vested. Pursuant to Mr. Beaudin’s Memorandum of Understanding, units held by him under the TIP, for which defined performance targets have been achieved, vested upon his termination of employment on February 15, 2005. For additional information on the TIP and TIP awards granted in 2004, see “Report of the Compensation and Benefits Committee—Compensation Policy for the CEO and Senior Executives” above; and “Long-Term Incentive Plans—Awards in Last Fiscal Year—2004 Transition Incentive Plan” below.

(6)	Mr. Antenucci became an executive officer of the Company in June 2003; however, the information provided for 2003 is for the full 2003 calendar year.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR-END OPTION VALUES

This table shows stock option exercises by named executive officers during 2004 and the value of unexercised options held by named executive officers at the end of 2004.

Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at December 31, 2004 (#)			Value of Unexercised In-the-Money Options at December 31, 2004 ($)(2)
			Exercisable	Unexercisable		Exercisable	Unexercisable
Nelson C. Rising	0	$0	468,332	0		$8,931,091	$0
Ted R. Antenucci	0	0	0	0		0	0
Timothy J. Beaudin	81,841	1,599,765	0	23,885	(3)	0	455,487	(3)
C. William Hosler	0	0	0	0		0	0
Vanessa L. Washington	0	0	0	0		0	0

(1)	The amounts in this column are calculated as follows:

♦	if upon exercising the stock options, the named executive officer kept the shares he acquired, then by averaging the high and low market prices of the Company’s stock on the date of exercise to get the “market price,” or

♦	if upon exercising the stock options, the named executive officer sold the shares he acquired, then by using the sale price as the “market price,”

♦	then subtracting the option exercise price from the market price to get the “value realized per share,” and

♦	then multiplying the value realized per share by the number of shares acquired upon exercise.

The amounts in this column may not represent amounts actually realized by the named executive officers.

(2)	The amounts in this column are calculated by:

♦	subtracting the option exercise price from the December 31, 2004 closing price ($30.60) per share of the Company’s common stock to get the “value per option,” and

♦	then multiplying the value per option by the number of exercisable or unexercisable options, as applicable.

The amounts in this column may not represent amounts that actually will be or have been realized by the named executive officers.

(3)	Pursuant to Mr. Beaudin’s Memorandum of Understanding, these options vested upon his termination of employment on February 15, 2005.

LONG-TERM INCENTIVE PLANS—AWARDS IN LAST FISCAL YEAR

During the first quarter of 2004, the Compensation and Benefits Committee of the Company’s board of directors established two performance-based executive award plans under the Company’s 2003 Performance Award Plan—the 2004 Transition Incentive Plan (“TIP”) and the 2004 Long-Term Incentive Plan (“LTIP”). The awards granted under the TIP (the “TIP Units”) and the LTIP (the “LTIP Units”) are non-voting units of measurement, each of which represents one share of the Company’s common stock. The TIP Units and LTIP Units are entitled to dividend equivalents representing dividends on an equal number of shares of the Company’s common stock. Dividend equivalents are credited to participants’ accounts as additional units.

2004 TRANSITION INCENTIVE PLAN

The following table sets forth information regarding long-term incentive awards under the TIP to the Company’s named executive officers during 2004.

	Number of Shares, Units or Other Rights (#)(1)	Performance or Other Period Until Maturation or Payout (1)	Estimated Future Payouts Under Non-Stock Price-Based Plans (2)
			Threshold (#)	Target (#)	Maximum (#)
Nelson C. Rising	60,000	1/1/04-12/31/06	30,000	60,000	60,000
Ted R. Antenucci	95,000	1/1/04-12/31/06	42,500	95,000	95,000
Timothy J. Beaudin	60,000	1/1/04-12/31/06	30,000	60,000	60,000
C. William Hosler	40,000	1/1/04-12/31/06	20,000	40,000	40,000
Vanessa L. Washington	30,000	1/1/04-12/31/06	15,000	30,000	30,000

(1)	The performance period under the TIP is from January 1, 2004 through December 31, 2006. The vesting of the TIP Units is based on the degree of achievement of four defined performance measures, which are referred to in this table as the “defined performance targets.” TIP Units may begin to vest no sooner than December 31, 2004 if at least 50% of any defined performance targets have been achieved and certain time vesting requirements as to certain executives are met. TIP Units for Mr. Antenucci, Mr. Hosler and Ms. Washington vest one year after the date any defined performance targets have been achieved. The TIP Units for Mr. Rising vest on the date that the Compensation and Benefits Committee certifies that any defined performance targets have been achieved. Pursuant to Mr. Beaudin’s Memorandum of Understanding, certain TIP Units for Mr. Beaudin, for which defined performance targets have been achieved, vested upon his termination of employment on February 15, 2005. TIP Units are payable in the Company’s common stock.

(2)	TIP Units begin to vest only after at least 50% of any defined performance targets have been achieved. Beginning as of December 31, 2004, the Compensation and Benefits Committee must conduct quarterly reviews to determine whether the 50% threshold has been achieved. After the 50% threshold has been achieved, the Committee must determine at the end of each year in the term if an additional percentage of any defined performance targets have been achieved. If so, the vesting of TIP Units will be increased to match the additional percentage achieved. However, if at any time after December 31, 2004, the Committee determines that 100% of any defined performance targets have been achieved, the related TIP Units will fully vest. (In each of these situations, the time vesting requirements described in footnote 1 above apply as to certain executives.) If any defined performance targets are not 100% achieved, but are at least 50% achieved, by December 31, 2006, the executives will forfeit a proportionate number of the related TIP Units. The estimated future payouts set forth above under “Threshold,” “Target” and “Maximum” do not reflect additional units that are credited as the result of the payment of dividend equivalents. Because certain defined performance targets were achieved by December 31, 2004, the payout of shares triggered by the vesting of TIP Units for Mr. Rising is reflected in the “LTIP Payouts” column of the Summary Compensation Table above.

2004 LONG-TERM INCENTIVE PLAN

The following table sets forth information regarding long-term incentive awards under the LTIP to the Company’s named executive officers during 2004.

	Number of Shares, Units or Other Rights (#) (1)	Performance or Other Period Until Maturation or Payout (1)	Estimated Future Payouts Under Non-Stock Price-Based Plans (2)
			Threshold (#)	Target (#)	Maximum (#)
Nelson C. Rising	—	—	—	—	—
Ted R. Antenucci	24,876	1/1/04-12/31/06	12,438	24,876	37,314
Timothy J. Beaudin	—	—	—	—	—
C. William Hosler	16,584	1/1/04-12/31/06	8,292	16,584	24,876
Vanessa L. Washington	12,438	1/1/04-12/31/06	6,219	12,438	18,657

(1)	The initial performance period under the LTIP is from January 1, 2004 through December 31, 2006. LTIP Units vest at December 31, 2006 if the Company’s total stockholder return (“TSR”), relative to the total stockholder returns of the fifty companies comprising the “Real Estate 50” in the NAREIT Real-Time Market Index, meets certain performance targets. LTIP Units are payable 50% in the Company’s common stock and 50% in cash.

(2)	The threshold payout is for a TSR in or above the 20th percentile, which would result in a payout that is 50% of the target payout. The target payout is for a TSR in or above the 50th percentile, which would result in a payout that is 100% of the target payout. The maximum possible payout is for a TSR in or above the 80th percentile, which would result in a payout that is 150% of the target payout. The payout for performance between the 20th and 80th percentile will be interpolated. No payout is made for performance below the 20th percentile. The estimated future payouts set forth above under “Threshold,” “Target” and “Maximum” do not reflect additional units that are credited as the result of the payment of dividend equivalents.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On December 22, 2000, we made an unsecured loan of $1,000,000 to Mr. Rising, Chairman of our board of directors and Chief Executive Officer, pursuant to the terms of his employment agreement. Principal is payable in three equal installments on the first three anniversaries of the termination of Mr. Rising’s employment. Interest on the unpaid principal at the rate of 5.87% per annum is payable on February 28 of each year until all principal and interest amounts are paid in full.

In February 2004, Mr. Rising entered into a lease for an apartment located in San Francisco, California, which was then owned by Third and King Investors, LLC, a joint venture. Catellus Land and Development Corporation, a wholly owned subsidiary of the Company, was at that time a 28.57% member and the managing member of the joint venture. The lease was for a term of one year at a rent of $7,400 per month. The Company believes that Mr. Rising has paid fair market rental for the apartment and that the transaction has been fair to the Company. In November 2004, Catellus sold to an unaffiliated entity the property on which the apartment is located. Upon its purchase of the property, the new owner assumed the lease, which has since expired. Mr. Rising has entered into a new lease for the apartment with the new owner.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2004, Messrs. Bollenbach, Farman, Kahane and Michelson served as members of the Compensation and Benefits Committee. None of the members of the Compensation and Benefits Committee has ever been an employee or officer of Catellus.

EMPLOYMENT AGREEMENTS

Summarized below are the employment agreements or memoranda of understanding with our named executive officers. The Compensation and Benefits Committee may award different or additional compensation from that which is described below. See “Report of the Compensation and Benefits Committee” above.

Employment Agreement with Mr. Rising

We have an employment agreement with Mr. Rising, Chairman and Chief Executive Officer, which was amended effective as of January 1, 2004 (the “First Rising Amendment”) and further amended effective as of December 1, 2004 (the “Second Rising Amendment”). Under the Second Rising Amendment, the term of the employment agreement, which was to expire on December 31, 2006, was extended through January 1, 2008. That amendment also provides that during the period from January 1, 2006 through January 1, 2008, the board of directors may require Mr. Rising to transfer to another person duties normally associated with the position of Chief Executive Officer, and that during the period from January 1, 2007 through January 1, 2008, the board may require Mr. Rising to relinquish the title of Chief Executive Officer, in order to facilitate the transition to a new Chief Executive Officer. The employment agreement requires the board to use its best efforts to cause Mr. Rising to continue to be elected as a member of the board throughout the term of his employment. The employment agreement provides for a minimum base salary that will be increased by 5% each year, as well as an annual target bonus that is approved by the Compensation and Benefits Committee. Under the First Rising Amendment, the maximum bonus payable to Mr. Rising was decreased from 312.5% to 187.5% of his base salary. For more information regarding our compensation program, see “Report of the Compensation and Benefits Committee” above.

Mr. Rising’s current employment agreement also provides for a retirement benefit consisting of an annual contribution (“Annual Credit”) to his account in Catellus’ Deferred Compensation Plan, to be made after the determination of his bonus for each calendar year, in an amount equal to the present value of an annuity that would (i) pay to Mr. Rising, during his lifetime, an amount equal to 5% of the sum of his average annual salary and bonus earned for the three calendar years completed immediately prior to the date on which the Annual Credit is determined and (ii) pay to Mr. Rising’s wife after his death, if she survives him, for her lifetime, one- half of the annual amount payable to Mr. Rising. In the event that Mr. Rising’s employment with Catellus terminates by reason of death, disability, constructive discharge (such as reduction in his salary or maximum bonus potential or a failure to elect him as a member of the board) or without cause, Catellus will credit Mr. Rising’s Deferred Compensation Plan account with an amount equal to the product of the Annual Credit and the number of years between January 1 of the year in which termination occurs and January 1, 2008. The agreement provides that the Annual Credit in any year will not exceed $1,000,000. The Second Rising Amendment increases the total Annual Credits from a maximum of $7,000,000 to a maximum of $8,000,000 to take into account the term extension. On January 1, 2002, Catellus credited Mr. Rising’s Deferred Compensation Plan account with $2,000,000 as a replacement for, and in full satisfaction of, Catellus’ obligations to provide a retirement benefit under Mr. Rising’s prior employment agreement.

Mr. Rising’s employment can be terminated by either party at any time, with or without cause. If Mr. Rising’s agreement is terminated for any reason other than for cause or his voluntary resignation, he will receive a pro rata share of that year’s target bonus payment. In addition, if we terminate his employment for any reason other than for cause, or in the event of his death, disability or constructive discharge, Mr. Rising is entitled to receive, over a period of 24 months, payments in the aggregate equal to a certain multiple of his average annual salary and bonus for the three preceding years. The multiple ranges from 2 to 2.4 depending on the year in which any such termination occurs. (Before the First Rising Amendment, the applicable multiple was two regardless of the date of termination.) Also, in any such event, all of his stock options and, by virtue of the First Rising Amendment, all of his shares of restricted stock, restricted stock units, and any other equity awards will immediately vest.

If, however, Mr. Rising is constructively discharged or terminated without cause within 12 months after a change of control of Catellus, then he will, instead, receive a lump sum payment of three times his average annual salary and bonus for the three preceding years. In addition, all of his stock options and, by virtue of the First Rising Amendment, all of his shares of restricted stock, restricted stock units, and any other equity awards will immediately vest. If Mr. Rising incurs an excise tax under Section 4999 of the Internal Revenue Code (relating to “excess parachute payments”) with respect to any payments he receives from Catellus and the acceleration of the vesting of his equity awards, and if his “excess parachute payments” are at least 110% of the amount of the parachute payments that he could have received without being subject to any excise tax under Section 4999, we will make a “gross-up” payment to Mr. Rising to make him whole for this excise tax and any income and employment taxes which apply to the gross-up payment.

For these purposes, a change of control generally includes:

♦	Acquisitions of 25% or more of our voting stock by one person or group;

♦	Changes in membership on our board of directors such that directors who are currently on the board of directors, and those nominated by the then-current directors, are no longer a majority of the board;

♦	Consummation by our stockholders of any reorganization in which our stockholders before the reorganization do not own at least 50% of the voting stock of Catellus or the surviving entity after the reorganization; or

♦	Consummation by our stockholders of any complete liquidation or dissolution of Catellus, or of any sale of substantially all of our assets.

Pursuant to the terms of Mr. Rising’s prior employment agreement, Catellus provided him with an unsecured loan of $1,000,000 on December 22, 2000. For more information regarding this loan, see “Certain Relationships and Related Transactions” above.

Memorandum of Understanding with Mr. Beaudin

Prior to December 30, 2003, Mr. Beaudin’s employment was governed by a Memorandum of Understanding (“Prior MOU”) dated as of February 7, 2001, and amended July 31, 2003. Mr. Beaudin’s Prior MOU provided for a minimum base salary subject to annual review, as well as an annual target bonus approved by the Compensation and Benefits Committee. For more information regarding our compensation program, see “Report of the Compensation and Benefits Committee” above. In addition, the Prior MOU, as amended, provided that Mr. Beaudin was entitled to receive a special bonus of $166,667 on each April 6 of 2002, 2003 and 2004, if he remained continuously employed by the Company throughout the period ending on the date the special bonus payment was otherwise due, and certain other conditions were satisfied. Mr. Beaudin satisfied all conditions, and on April 6, 2004, he received the last special bonus payment of $166,667.

On December 30, 2003, we entered into an Amended and Restated Memorandum of Understanding (the “Final MOU”) with Mr. Beaudin, which provided that he would continue to serve as Executive Vice President of the Company through March 31, 2005. Mr. Beaudin’s position has been eliminated in our restructuring efforts to operate more efficiently, consistent with a focus on new development of industrial product. In that regard, Mr. Beaudin was advised of the restructuring in 2003 but was asked to continue to work on the REIT transition and other special projects through March 31, 2005. If the restructuring had been deemed to result in a substantial reduction of Mr. Beaudin’s authority, responsibilities or duties, then under the terms of the Prior MOU, Mr. Beaudin could have elected to resign for “good reason” and receive, over a 24-month period, payments in the aggregate equal to two times his average annual salary and bonus for the three prior years and all of his stock options would become immediately exercisable.

To encourage Mr. Beaudin to stay through the transition period, the Company agreed to enter into the Final MOU, which provided many of the same benefits as his Prior MOU but excluded the ability to resign for “good reason” and receive termination payments if the Company reduced Mr. Beaudin’s authority, responsibilities or duties. In addition, the Final MOU contained certain provisions to provide incentive for Mr. Beaudin to stay through the transition period and to assure Mr. Beaudin that he would not jeopardize benefits that he would have been entitled to receive if he had resigned for “good reason” under the Prior MOU. Under the terms of the Final MOU, Mr. Beaudin’s minimum base salary remained the same during the transition period.

By an amendment, dated January 14, 2005, to the Final MOU, the date of termination of Mr. Beaudin’s employment was accelerated to February 15, 2005, due to the substantial completion of the REIT transition work and other special projects on which Mr. Beaudin was working. The amendment affected the timing of certain rights and benefits under the Final MOU, but did not affect the material terms of the Final MOU.

Under the terms of the Final MOU, as amended, if Mr. Beaudin remained with the Company until February 15, 2005, he would be entitled to termination benefits similar to those under the Prior MOU had he resigned for “good reason,” except that the termination payments would be paid in a lump sum equal to an aggregate of two times his average annual salary and bonus for 2001, 2002 and 2003. Mr. Beaudin’s employment with the Company did in fact terminate on February 15, 2005, and he has received this lump sum termination payment. Additionally, in accordance with the terms of the Final MOU, as amended, Mr. Beaudin’s restricted stock, subject to three-year vesting provisions, immediately vested, as did his outstanding stock options, as well as his performance units that were subject only to time vesting requirements under the Company’s Transition Incentive Plan (the “TIP”). Mr. Beaudin continues to participate in the TIP, and performance units related to performance targets achieved after his termination immediately vest on the date the Compensation and Benefits Committee certifies such achievement. For more information regarding the TIP, see “Report of the Compensation and Benefits Committee—Compensation Policy for the CEO and Senior Executives—Transition Incentives” above; “Long-Term Incentive Plans—Awards in Last Fiscal Year—2004 Transition Incentive Plan” above; and footnote 5 of the Summary Compensation Table above.

In addition, under the terms of the Final MOU, as amended, Mr. Beaudin received an annual bonus for 2004 and a pro rata bonus for 2005.

Memorandum of Understanding with Mr. Antenucci

We have a Memorandum of Understanding with Mr. Antenucci that provides that he will serve as President of Catellus Commercial Development Corporation, a subsidiary of the Company. The MOU provides for a minimum base salary subject to annual review, as well as an annual target bonus that is approved by the Compensation and Benefits Committee. By an amendment, dated March 26, 2004, to Mr. Antenucci’s MOU (the “Antenucci Amendment”), the maximum bonus payable to him was decreased from 200% to 150% of his base salary. For more information regarding our compensation program, see “Report of the Compensation and Benefits Committee” above.

Mr. Antenucci’s employment may be terminated by either party at any time, with or without cause. If we terminate his employment for any reason other than for cause, or in the event of his death or disability, or if he resigns for “good reason” (such as reduction in his salary or reduction in his responsibilities), Mr. Antenucci is entitled to receive, over a 24-month period, payments in the aggregate equal to a certain multiple of his average annual salary and bonus for the three preceding years. The multiple ranges from 2 to 2.4 depending on the year in which any such termination occurs. (Before the Antenucci Amendment, the applicable multiple was two regardless of the date of termination.) Also, in any such event, all of his stock options and, by virtue of the Antenucci Amendment, all of his shares of restricted stock, restricted stock units, performance units, and any other equity awards will immediately vest.

If, however, Mr. Antenucci is terminated without cause or resigns for “good reason” within 12 months after a change of control, then he will, instead, receive a lump sum payment of three times his average annual salary and bonus for the three preceding years. In addition, all of his stock options and, by virtue of the Antenucci Amendment, all of his shares of restricted stock, restricted stock units, and any other equity awards will immediately vest. Mr. Antenucci is entitled to receive a gross-up payment for any excise tax liability he may incur, on the same terms and conditions as Mr. Rising. A change of control here has the same meaning as in Mr. Rising’s employment agreement, described above.

Under an amendment, dated February 16, 2005, to his MOU, Mr. Antenucci is prohibited, during his employment term and for one year after termination, from soliciting the Company’s employees to become employees of another business. In addition, the amendment contains a mutual non-disparagement clause.

Memorandum of Understanding with Mr. Hosler

We have a Memorandum of Understanding with Mr. Hosler that provides that he will serve as Senior Vice President and Chief Financial Officer. The MOU provides for a minimum base salary subject to annual review, as well as an annual target bonus that is approved by the Compensation and Benefits Committee. By an amendment, dated March 26, 2004, to Mr. Hosler’s MOU, the maximum bonus payable to him was decreased from 200% to 150% of his base salary. For more information regarding our compensation program, see “Report of the Compensation and Benefits Committee” above.

Mr. Hosler is subject to the same termination provisions as are described above with respect to Mr. Antenucci both before and after the Antenucci Amendment.

Under an amendment, dated February 16, 2005, to Mr. Hosler’s MOU, the same non-solicitation and non-disparagement provisions apply to Mr. Hosler as to Mr. Antenucci, as described above.

Memorandum of Understanding with Ms. Washington

We have a Memorandum of Understanding with Ms. Washington that provides that she will serve as Senior Vice President and General Counsel. The MOU provides for a minimum base salary subject to annual review, as well as an annual target bonus that is approved by the Compensation and Benefits Committee. By an amendment, dated March 26, 2004, to Ms. Washington’s MOU (the “Washington Amendment”), her bonus potential changed from a target bonus of 100% to a maximum bonus of 112.5% of her base salary. For more information regarding our compensation program, see “Report of the Compensation and Benefits Committee” above.

Ms. Washington’s employment may be terminated by either party at any time, with or without cause. If we terminate her employment for any reason other than for cause, or if she resigns for “good reason” (such as reduction in her salary or reduction in her responsibilities), Ms. Washington is entitled to receive, over a 24-month period, payments in the aggregate equal to two times her average annual salary and bonus for the three preceding years. (Before the Washington Amendment, Ms. Washington was entitled to receive payments in the aggregate equal to her then one year base salary and 100% of her targeted annual bonus for the calendar year, prorated for actual months of service during such year.) Also, in any such event, all of her stock options and, by virtue of the Washington Amendment, all of her shares of restricted stock, restricted stock units, performance units, and any other equity awards will immediately vest.

If, however, Ms. Washington is terminated without cause or resigns for “good reason” within 12 months after a change of control, then she will, instead, receive a lump sum payment of three times her average annual salary and bonus for the three preceding years. (Before the Washington Amendment, the applicable multiple was two.) In addition, all of her stock options and, by virtue of the Washington Amendment, all of her shares of restricted stock, restricted stock units, performance units, and any other equity awards will immediately vest. A change of control here has the same meaning as in Mr. Rising’s employment agreement, described above.

Under an amendment, dated February 16, 2005, to Ms. Washington’s MOU, the same non-solicitation and non-disparagement provisions apply to Ms. Washington as to Mr. Antenucci, as described above.

FURTHER INFORMATION CONCERNING EXECUTIVE OFFICERS

Biographical information concerning our executive officers, other than Michael Wenzell, is available in our 2004 Annual Report on Form 10-K filed with the SEC on March 4, 2005. Since that date, our board of directors designated Mr. Wenzell as an executive officer of the Company for certain federal securities law purposes, effective as of February 16, 2005. Biographical information concerning Mr. Wenzell appears below.

Name	Business Experience
Michael Wenzell Vice President, Corporate Strategic Initiatives and Director of Internal Audit	Mr. Wenzell, age 45, has served as Vice President, Corporate Strategic Initiatives since 2000. In addition, since August 2003, Mr. Wenzell has served as our Director of Internal Audit. Prior to joining Catellus, Mr. Wenzell was a Director in the Real Estate Advisory Services practice of PricewaterhouseCoopers LLC, where he worked from 1991 to 2000.

COMPARISON OF CUMULATIVE TOTAL RETURNS

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the following performance graph shall not be incorporated by reference into any such filing and shall not otherwise be deemed filed under either Act, except to the extent we specifically incorporate this information by reference.

The following graph compares the five-year return on a $100 investment in our common stock with the return on a similar investment in the Standard & Poor’s MidCap 400 Stock Index and the NAREIT Total Return Equity Index, assuming reinvestment of dividends.

Total Return Analysis

	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
Catellus Development Corporation	$100.0	$136.6	$143.6	$154.9	$225.7	$302.4
S&P MidCap 400	$100.0	$117.5	$116.8	$99.9	$135.4	$157.7
NAREIT Total Return Equity Index	$100.0	$126.4	$144.0	$149.5	$205.0	$269.7

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors, and stockholders who own more than 10% of our stock to file reports of ownership and any changes in ownership with the Securities and Exchange Commission. A Form 4 for Stephen F. Bollenbach, Daryl J. Carter, Richard D. Farman, Christine Garvey, William M. Kahane, Leslie D. Michelson, Deanna W. Oppenheimer and Thomas M. Steinberg was filed three days late due to the Company’s delay in providing for the benefit of each of these non-employee directors information regarding Director Stock Unit and/or Director Restricted Stock Unit dividend equivalents credited to each director’s account as the result of a dividend payment. A Form 4 was filed late for Cora M. Tellez, who retired from the board in May 2004, related to a purchase of shares with a dividend payment. A Form 4 was filed late for Ted R. Antenucci and C. William Hosler, named executive officers, related to a stock fund transfer under their 401(k) accounts. Two Forms 4 were filed late for Edward F. Sham, who was appointed Controller and became a Section 16 reporting officer in 2004—one related to the sale of 358 shares and the other related to a restricted stock award. Based solely on our review of copies of the Section 16(a) reports, and on written statements from our executive officers and directors, we believe that all other required reports of executive officers and directors were filed on time in 2004.

CODE OF ETHICS AND OTHER CORPORATE GOVERNANCE DOCUMENTS

Catellus has a Code of Ethics that applies to directors and all of its employees, including the Chief Executive Officer, Chief Financial Officer and Controller. The Code of Ethics, in addition to our Corporate Governance Guidelines and the board committee charters, is available on Catellus’ website at www.catellus.com, and these documents are available in print free of charge to any stockholder who requests a copy. Any such request should be addressed and sent to: Investor Relations, Catellus Development Corporation, 201 Mission Street, 2nd Floor, San Francisco, California 94105.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

Under our Bylaws, and as permitted by the rules of the Securities and Exchange Commission, a stockholder must follow certain procedures to submit a proposal nominating persons for election as directors or introducing an item of business at our annual meeting of stockholders. A copy of these procedures, including specific information that must be contained in a notice of proposal, are contained in our Bylaws. Our Bylaws are posted on our website at www.catellus.com. Stockholders may also obtain a copy of our Bylaws by sending a request to: Investor Relations, Catellus Development Corporation, 201 Mission Street, 2nd Floor, San Francisco, California 94105.

If you would like to have your proposal included in our proxy statement and form of proxy voting card for presentation at our 2006 annual meeting of stockholders, or if you would like to introduce your proposal at our 2006 annual meeting, it must be received by our Corporate Secretary by December 1, 2005.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Catellus Development Corporation, or Catellus, files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any reports, proxy statements and other information at the SEC Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the SEC Public Reference Room. The SEC also maintains a website that contains these reports and other documents at www.sec.gov. In addition, you may find many of the documents referred to in this proxy statement on Catellus’ website at www.catellus.com.

OTHER MATTERS

The board of directors of Catellus knows of no other business to be presented at the annual meeting. In the event that other matters properly come before the annual meeting, the persons named as proxies will vote on them in accordance with their best judgment.

APPENDIX A

Categorical Standards

1.	Independence

To be considered “independent” for purposes of these standards, a director must be determined, by resolution of the Board as a whole, after due deliberation, to have no material relationship with Catellus other than as a director. In each case, the Board shall broadly consider all relevant facts and circumstances both from the standpoint of the director and from that of persons or organizations with which he or she has an affiliation. The Board shall apply the following standards:

2.	Disqualifying Relationships

A director will not be independent if the director was involved in any of the following relationships during the prior three years:

a)	Employees/Former employees. The director was employed by Catellus, or an immediate family member of the director was employed as an executive officer of Catellus;

b)	Compensation other than Board Fees. The director, or an immediate family member of the director, received more than $100,000 annually in direct compensation from Catellus, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

c)	Affiliate of Internal or External Auditor. (A) The director or an immediate family member is a current partner of the internal or external auditor of Catellus; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on Catellus’ audit within that time;

d)	Compensation Committee Interlocks. The director, or an immediate family member of the director, is employed as an executive officer of another company where any executives of Catellus serve on that other company’s compensation committee; or

e)	Payments for Property or Services. The director is an employee, or an immediate family member of the director is an executive officer, of a company that makes payments to, or receives payments from Catellus for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

For purposes of these standards, “immediate family member” shall include a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than employees) who shares such person’s home, but excluding any person who is no longer an immediate family member as a result of legal separation or divorce, or death or incapacitation.

3.	Additional Restrictions on Audit Committee Membership

Audit Committee members may not accept compensatory fees, either directly or indirectly, from Catellus or any of its subsidiaries, other than in the director’s capacity as a member of the Board and any Board

A-1

committee. Indirect acceptance includes payments made to spouses, minor children or stepchildren, or children or stepchildren sharing a home with the director. Indirect acceptance also includes payments accepted by an entity in which the director is a partner, member, executive officer or occupies a similar position with that entity, and that entity provides accounting, consulting, legal, investment banking or financial advisory services.

4.	Immaterial Relationships

The Board recognizes that, in the ordinary course of business, there may be commercial or other relationships between Catellus and an organization employing a director. The following commercial or charitable relationships will not be considered to be material relationships that would impair a director’s independence:

(i)	If a Catellus director is an employee of another company that does business with Catellus and the sales to, or purchases from, Catellus are less than the greater of $1 million or 2% of such other company’s consolidated gross revenues;

(ii)	If a Catellus director is an employee of another company which is indebted to Catellus, or to which Catellus is indebted, and the total amount of either company’s indebtedness to the other is less than the greater of $1 million or 2% of such other company’s total consolidated assets;

(iii)	If a Catellus director serves as an officer, director or trustee of a charitable organization, and Catellus’ discretionary charitable contributions to the organization are less than the greater of $200,000 or 2% of that organization’s total annual charitable receipts; or

(iv)	Any relationship or transaction that does not require disclosure in the proxy statement for Catellus’ next annual meeting of shareholders under applicable securities laws or regulations.

5.	Process of Review of Independence

At least annually, the Board will review all commercial and charitable relationships between Catellus and each of the directors. If a director fails to meet the categorical standards for independence as set forth above, the other independent directors will consider all relevant facts and circumstances, and will reach a determination as to whether the relationship in question is in fact material, and, accordingly, whether the director is not independent.

6.	Disclosure of Independence

The Board will disclose its determinations of director independence in Catellus’ proxy statements for annual meetings of stockholders.

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PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

CATELLUS DEVELOPMENT CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 3, 2005

The undersigned hereby appoints Nelson C. Rising and Vanessa L. Washington, or either of them, each with full power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Stockholders of CATELLUS DEVELOPMENT CORPORATION to be held at the RITZ-CARLTON HOTEL, 600 Stockton Street, San Francisco, California, on May 3, 2005, at 9:00 A.M. (Pacific Time), and any adjournment thereof, and to vote the number of shares of common stock, as indicated on the reverse side, that the undersigned would be entitled to vote if personally present.

STOCKHOLDERS ARE URGED TO VOTE THEIR PROXIES IN ONE OF THE THREE WAYS INDICATED ON THE REVERSE SIDE. VOTING BY INTERNET OR TELEPHONE IS LESS COSTLY TO THE COMPANY.

(Continued, and to be marked, dated and signed, on the reverse side)

CATELLUS DEVELOPMENT CORPORATION 201 MISSION STREET, 2nd FLOOR SAN FRANCISCO, CA 94105

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and then follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Catellus Development Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Catellus Development Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

If you vote by Internet or telephone, you do not need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	CATDV1 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

CATELLUS DEVELOPMENT CORPORATION

This proxy will be voted as directed. The Board of Directors recommends a vote FOR Proposals 1, 2 and 3. If no direction is provided, this proxy will be voted as recommended by the Board of Directors.
	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s number on the line below.
Vote on Proposals
1. Proposal 1 - Election of Directors	☐	☐	☐	___________________________________________________
01) Peter Barker 02) Stephen F. Bollenbach 03) Daryl J. Carter 04) Richard D. Farman 05) Christine Garvey 06) William M. Kahane 07) Leslie D. Michelson 08) Deanna W. Oppenheimer 09) Nelson C. Rising				For	Against	Abstain

2. Proposal 2 - Ratification of Appointment of PricewaterhouseCoopers LLP as Independent Auditors for 2005.				☐	☐	☐

3. Proposal 3 - Approval of Amended Policy Regarding Stockholder Rights Plans.				☐	☐	☐

4.     As to any other business that may properly come before the meeting or any adjournment thereof, this proxy will be voted according to the best judgment of Nelson C. Rising and Vanessa L. Washington, or either of them.

Your signature below should correspond exactly with the name appearing on the certificate evidencing the common stock. If more than one name appears, all should sign. Joint owners should each sign personally.

HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household	Yes ☐	No ☐

Signature [PLEASE SIGN WITHIN BOX]	Date Additional Signature (for Joint Owners) Date